Exhibit 21.1

SUBSIDIARIES OF APTALIS PHARMA INC.

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
3948587 Canada Inc.	Canada
Aptalis Canada (Invest) ULC	Nova Scotia, Canada
Aptalis Canada Partnership 2 LP	Ontario, Canada
Aptalis Coöperatieve (Invest) U.A.	The Netherlands
Aptalis Coöperatieve U.A.	The Netherlands
Aptalis EU LLC	Delaware
Aptalis Pharma (Australia) Pty Ltd	Australia
Aptalis Pharma Export Inc.	Canada
Aptalis Pharma GmbH	Germany
Aptalis Pharma Inc.	Canada
Aptalis Pharma (Ireland) Limited (in process of dissolution)	Ireland
Aptalis Pharma Limited	England and Wales
Aptalis Pharma SAS (f/k/a Aptalis Pharma S.A.)	France
Aptalis Pharma US, Inc	Delaware
Aptalis US LLC	Delaware
Aptalis US Partnership 1 LP	Delaware
Axcan France (Invest) SAS	France
Axcan LuxCo 1 S.àr.l.	Luxembourg
Axcan LuxCo 2 S.àr.l.	Luxembourg
Axcan Nova Scotia 1 ULC	Nova Scotia, Canada
Axcan Nova Scotia 2 ULC	Nova Scotia, Canada
Axcan Nova Scotia 3 ULC	Nova Scotia, Canada
Axcan Pharma Holdings B.V.	The Netherlands
Biozymes Inc.	Quebec, Canada
Bonne Santé sp. z.o.o. (50%)	Poland
Czet Pharma Inc. (50%)	Canada
Eurand France S.A.S. (in process of liquidation)	France
Eurand Microencapsulation (in process of liquidation)	Switzerland
Fort Acquisition Coöperatief U.A.	The Netherlands
Fort Holdings Italy S.r.l.	Italy
Gastro Services Pty Ltd	Australia
S.C.I. La Prévôté	France
Source CF Inhalation Systems, LLC	Delaware
Varioraw Percutive S.àr.l	Switzerland